FORM 8-K




Current Report Pursuant to Section 13 or 15(d) of
The Securities Act of 1934



Date of Report: September 10, 1998





UNITED MORTGAGE TRUST


     a Maryland trust      Commission File Number 333-10109

         IRS Employer Identification   No. 75-6496585





1701 N. Greenville Avenue, Suite 403
Richardson  TX  75081
(972) 705-9805


UNITED MORTGAGE TRUST
INDEX TO FORM 8-K

                                                Page Number


Item 2. Acquisition or Disposition of Assets         3

Item 5. Other Information                            4

Signatures                                           4




Item 2. Acquisition or Disposition of Assets

Between August 1 and September 10, 1998, United Mortgage
Trust ("the Company") acquired 28 first lien mortgage notes
("residential mortgages") with a total unpaid principal balance on the date of purchase of $1,130,458, at a discount, for $1,096,969. Funds used to acquire the notes were gross offering proceeds from the closings on Aug 3, August 17, and September 1, 1998. The residential mortgages were chosen for purchase following the investment objectives and policies as set forth in the Declaration of Trust, as amended, dated August 15, 1996, and using the underwriting criteria set forth therein.

All twenty-eight of the residential mortgages were acquired from South Central Mortgage, Inc., an affiliate of the Advisor, Mortgage Trust Advisors, Inc.

The residential mortgages acquired during the period had a blended annual interest rate of 11.52%, a current annual yield of approximately 11.87%, and an investment-to-value ratio of 87.00%, as of the purchase date of the notes. On average they had an unpaid principal balance of $40,372, a term remaining of 345 months and were acquired for approximately 97.04% of the outstanding unpaid principal balance on the notes purchase date.

The Company paid acquisition fees in the amount of $33,913 to the Advisor, Mortgage Trust Advisors, Inc., which represented 3% of the unpaid principal balance of the residential mortgages acquired.

As of September 10, 1998 the Company had investments in 82 interim mortgages for an aggregate investment of $2,862,213. The interim mortgages had terms of no greater than 12 months and were made to borrowers for the purchase, renovation and sale of single family homes. These loans, which were first lien mortgage notes secured by properties in Texas, had a blended interest rate of 13.38%.

Funds used in the acquisition of the assets were offering proceeds from the sale of shares of the Company.


Item 5. Other Information

Status of Offering

Thirty-two new shareholders were admitted to the Company during the period August 1 to September 10, 1998 increasing the total number of shareholders to 372, and the total number of outstanding shares by 82,253 to 584,954. Gross offering proceeds from the sale of shares was $1,645,060 increasing the aggregate gross offering proceeds to $11,699,080. Proceeds from the periods' closings were allocated as follows: $1,472,059 to the Company; $164,506 or 10% to the Selling Group Manager for selling commissions; $8,225 or 0.5% to the Selling Group Manager for due diligence fees; and $270 to the Escrow Agent as compensation for distributing interest accrued to subscribers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                UNITED MORTGAGE TRUST


September 10, 1998              /S/Christine A. Griffin
                                   Christine A. Griffin
                                         President






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